E X H I B I T   2 3.2

                  CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-5404) pertaining to the 1981 Incentive Stock Option Plan and the 1983 Non-Statutory Stock Option Plan of ALPNET, Inc. and subsidiaries; of our Auditors' Report dated February 7, 1996 with respect to the balance sheets of Multiscript Inc. as at December 31, 1995 and 1994 and the statements of earnings, deficit and changes in financial position for each of the years ended December 31, 1995, 1994 and 1993, which we have been advised is included in this Annual Report (Form 10-K) of ALPNET, Inc. for the year ended December 31, 1995.


\s\FRIEDMAN & FRIEDMAN

Chartered Accountants

Montreal, Quebec
March 20, 1996